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                                                                     Exhibit 7.1


                   AGREEMENT FOR PURCHASE AND SALE OF ASSETS
                   -----------------------------------------

     THIS AGREEMENT is made and entered into as of the 12th day of February, 1999, by and among Regis Corporation, a Minnesota corporation ("Buyer"), and CutCo Industries, Inc., a New York corporation ("CutCo"), and its wholly owned subsidiaries which own the Stores referenced below ("Sellers").

                                   RECITALS
                                   --------

     A. Among other activities, Sellers own and operate forty-two (42) stores furnishing hair care services and selling hair care products, of which thirty-one (31) are being purchased by Buyer (the "Stores") (as described in Exhibit A) and Sellers own the rights to use the trade names Haircrafters(TM), Great
Expectations(TM), FreeStyle(TM), and Natisse(TM).   Sellers also own certain
inventory, furniture, fixtures, equipment, and leasehold improvements located at, or related to the operation of the Stores, which inventory, furniture, fixtures, equipment, leasehold improvements and non-exclusive rights to the use of said trade names (limited to Buyer's use for a period not to exceed one year from the Closing Date (as hereinafter defined)), in accordance with the terms of the License Agreement attached as Annex A hereto, are hereinafter referred to as the "Assets". Sellers' cash (except for the cash drawer at the Stores) and accounts receivable derived from the operation of the Stores are excluded from the Assets. The landlords for the Stores are hereinafter referred to as the "Landlords". The leases for the premises where the Stores are located are hereinafter referred to as the "Leases".

     B. Sellers desire to sell the Assets to Buyer and Buyer desires to purchase the Assets from Sellers, all on the following terms and conditions.

     NOW, THEREFORE, in consideration of mutual covenants, agreements and considerations set forth herein, the parties agree as follows:

     1.  Purchase and Sale.
         -----------------

     1.1  Assets.  On and subject to the terms and conditions of this Agreement,
          ------
Buyer agrees to purchase the Assets from Sellers and Sellers agree to sell the Assets to Buyer on the Closing Date.



     1.2  Purchase Price.  The purchase price for the Assets (exclusive of
          --------------
amounts payable for inventory as set forth below and the cash in the drawers) shall be $1,600,000.00 ("Purchase Price") payable as follows:

         (a) $300,000.00 of the Purchase Price shall be placed on the Closing Date in a dual signature escrow account (the "Escrow Fund"), which shall be an interest bearing account with LaSalle National Bank, Chicago, Illinois (the "Escrow Agent"). This amount, plus all accrued interest, less any deductions provided for herein, shall be released to CutCo, for the account of Sellers, ninety (90) days after the Closing Date.

         (b) The balance of the Purchase Price shall be allocated to each Store based on the percentage set forth in Schedule 1.2, attached hereto. With regard to each Store for which the landlord's consent to an assignment of lease has been obtained on or before the Closing Date, the indicated portion of the Purchase Price shall be paid to CutCo for the account of Sellers on the Closing Date. The remaining balance of the Purchase Price shall be deposited with the Escrow Agent. On the first day of each month thereafter, additional funds will be released from the Escrow Agent to CutCo for the portion of the Purchase Price allocable to each Store for which a landlord's consent to lease assignment has been obtained. The foregoing notwithstanding, Buyer agrees that a minimum of $1,000,000 will be paid to CutCo, for the account of Sellers, on the Closing Date. The difference between $1,000,000, and the amount which would have otherwise been payable to Sellers on the Closing Date (based on the number of consents received), will be treated as an advance against future payments. To the extent the amount paid on the Purchase Price is less than $1,300,000, the difference shall be added to the $300,000 in the Escrow Fund.

     Buyer and Sellers shall diligently pursue obtaining landlords' consents to assignments of leases with respect to all Stores until all such consents have been obtained. In the event that a landlord consent is not obtained, and in the event that the landlord with regard to such Store commences any action to terminate the lease because of an assignment without consent, then Buyer may rescind this Agreement with respect to that particular Store, and receive a refund of the allocable portion of the Purchase Price for the Store in an amount equal to the percentage shown for the Store in Schedule 1.2, multiplied by the Purchase Price ("Refund Amount"). Buyer and Sellers agree that in the event all of the assignments of Leases are not received within nine (9) months after the Closing Date, Buyer shall have the option to (i) pay CutCo for the account of Sellers, from the Escrow Fund the allocable portion of the Purchase Price and continue operating the Store(s), or (ii) exclude the Store(s) for which assignments of leases have not been received, from the sale and receive the Refund Amount and return the Store(s) to Seller immediately thereafter. All interest earned on the Escrow Fund shall be the property of Sellers, except any interest allocable to any Refund Amount on a rescinded Store(s) as set forth above shall be allocable to the Buyer.

          The obligations set forth in Section 1 of the Non-Competition Agreement shall not apply with reference to any Store(s) for which the purchase has been rescinded as provided above.

         (c) In addition, Buyer shall purchase the saleable inventories located at the Stores on the Closing Date and pay for such saleable inventories on the Closing Date, which inventories shall be valued at Sellers' cost. Such amount shall be determined by a physical count, performed by Sellers' employees and paid for by Sellers on the evening prior to the Closing Date, of all inventory on hand on the Closing Date. Upon determination of the actual inventories on hand, such amount shall be calculated based on the Sellers' cost of purchasing such items. The calculated amounts shall be provided to Buyer within ten (10) days after the Closing Date. For purposes of the Closing, the value of saleable inventories shall be estimated at the amount of inventories at the Stores as of December 31, 1998. Subsequent to the Closing Date, the estimated inventory value and the actual or calculated inventory value shall be compared and the difference, as applicable, shall either be paid to CutCo for the account of Sellers (where actual value exceeds estimated value) or returned to Buyer (where estimated value exceeds actual value).

     1.3  Allocation of Purchase Price.  Buyer and Sellers agree that the
          -----------------------------
purchase price shall be allocated as follows:




       Inventory                         $    (to be determined)

       Furniture, Fixtures, Leasehold
        Improvements and Equipment       $

       Goodwill and other Intangibles    $
                                         ----------------------

       TOTAL:                            $ 1,600,000.00 (plus inventory amount)


     1.4  Obligations of Sellers.
          ----------------------
         (a) All liabilities of Sellers, whether disclosed or undisclosed, including, but not limited to, any liability arising from, or related to, Sellers' failure to obtain shareholder approval from the shareholders of CutCo Industries, Inc. for this transaction, those accruing under the Leases up to the Closing Date, including year end adjustments to the extent said adjustments relate to any period of time prior to the Closing Date, and outstanding gift certificates or store credits, if any, shall be paid by Sellers and Sellers shall indemnify and hold Buyer harmless against all such liabilities, including all tax liabilities in accordance with and subject to the procedures set forth in Section 8.3. Buyer shall assume no liabilities or obligations of Sellers for periods prior to the Closing Date.

         (b) Sellers shall contact the telephone company and utility companies for the Stores immediately on or after the Closing Date regarding change of ownership and the transfer to Buyer of all accounts and telephone numbers as of the Closing Date.

     1.5  Obligations of Buyer.  Except as set forth on the attached Exhibit B,
          --------------------
Buyer agrees to assume, pay and perform each and every obligation of Sellers which accrues on or after the Closing Date, in connection with the operations of the business conducted at the Stores including, without limitation, all obligations under the Leases and all liabilities for telephone and utility services and the change of name of the persons responsible for the payment of telephone and utility service (collectively, "Assumed Obligations"). Buyer shall indemnify and hold Sellers harmless against all such obligations and liabilities in accordance with and subject to the conditions set forth in
Section 8.3. The parties agree that Buyer shall not assume any liability for obligations which accrue or relate to any period of time prior to the Closing Date.

     In addition, on the Closing Date, Buyer shall reimburse CutCo, for the account of Sellers, for all security deposits held by the Landlords with respect to the Stores.

     1.6  Prorations.  All operating costs relating to the business conducted at
          ----------
the Stores, including, but not limited to, rent, utilities, and accrued vacation, shall be allocated between Sellers and Buyer based upon the Closing Date, such that Sellers shall pay that portion of the operating costs and receive that portion of the income pertaining to that period of time up to and including the day prior to the Closing Date and Buyer shall pay that portion of the operating costs and receive that portion of the income on and after the Closing Date. In addition, a payment to Sellers shall be made by Buyer in an amount equal to the cash on hand at the Stores on the Closing Date. The parties will attempt to make the necessary adjustments within sixty (60) days after the Closing Date, and make such necessary payments within the same time period.

     2.  The Closing.  The transaction provided for herein shall be closed on
         -----------
February 16, 1999, at a mutually agreeable location or by overnight delivery of documents and by wire transfer of funds, or by such other means as the parties may agree upon.

     3.  Instruments of Transfer; Further Assurances.
         -------------------------------------------
          (a) At the Closing, the Sellers shall deliver to Buyer:

             (i) A Bill of Sale and Assignment(s) transferring to Buyer ownership of the Assets free and clear of all liens, security interests and other encumbrances other than the liens of Landlords;

            (ii) A Certificate of Good Standing for CutCo from the New York Secretary of State;

            (iii) Certified resolutions of the Board of Directors of CutCo approving this transaction;

            (iv) An opinion of Cooperman Levitt Winikoff Lester & Newman, P.C., special counsel to CutCo Industries, Inc., to the effect that, based on the reasoning set forth in such opinion, it is more likely than not that New York courts would conclude that approval by the shareholders of CutCo Industries, Inc. is not required for the purchase and sale of the Assets pursuant to the terms of this Agreement;

            (v) The Non-Competition Agreement pursuant to Section 9 herein, duly executed by Sellers and the President and Chairman of Sellers; and

            (vi) Such other and further instruments of transfer as shall in the opinion of Buyer's counsel be necessary or appropriate to consummate the purchase and sale.

         (b) At the Closing, Buyer shall deliver (i) an amount to Sellers equal to the sum of (x) the amount set forth in Section 1.2(b) herein (in no event less than $1,000,000), plus (y) security deposits on the Leases plus (z) estimated inventory amount in cash to Sellers, and (ii) $300,000 to the Escrow Agent plus (if applicable) any difference between $1,300,000 and the amount payable pursuant to Section 1.2(b). Payment of amounts specified in (i) shall be effected by wire transfer of funds to an account designated by CutCo.

     4.  Representations and Warranties of Sellers.  Sellers represent and
         -----------------------------------------
warrant to Buyer as follows:

         (a) Financial Statements. Sellers have delivered to Buyer copies of the
             --------------------
following internally prepared financial statements of the Stores ("Financial Statements"):
             (i) Asset Summaries for the Stores as of December 31, 1998.

            (ii) Statement of Income for the Stores for the six months ended December 31, 1998.

         The Financial Statements fairly present in all material respects the financial condition and assets and liabilities of the Stores as of the date indicated, and the results of operations of the Stores for the period then ended. The Financial Statements were prepared accurately and on a basis consistent with the Financial Statements of the Stores prepared in previous years.

         (b)   Absence of Undisclosed Liabilities.  Except to the extent
               ----------------------------------
reflected, reserved, or otherwise provided for in the Financial Statements, Sellers do not have any material liabilities or obligations of any nature relating to the operations or business conducted at the Stores, whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than those incurred in the ordinary course of business since December 31, 1998.
There is no basis for assertion against Sellers of any claim or liability relating to said operations or business in any amount in excess of $10,000 not fully reflected or provided for in the Financial Statements or covered by insurance policies of Sellers.

         (c) No Adverse Changes.  Since December 31, 1998, there have not been
             ------------------
(i) any material adverse changes in the financial condition or in the operations, business, properties of the Stores from that shown on the Financial Statements, or (ii) any damage, destruction or loss to any of the Assets, whether or not covered by insurance, which have materially adversely affected or impaired or which does or may reasonably be expected to materially adversely affect or impair the ability of Sellers to conduct the business conducted at the Stores, or (iii) any negotiation, or request for negotiation, for any representation or any labor contract or any event or condition relating to the Stores of any character which has materially adversely affected or which does or may reasonably be expected to materially adversely affect or impair the business conducted at the Stores.

         (d) Tax Returns and Payments.  Except for returns which are not yet due
             ------------------------
(provided they are filed on or prior to their due date), Sellers will have at Closing duly filed all federal, state and local tax returns and reports required to be filed with respect to the Stores prior to Closing and now have and will have at Closing fully paid or established adequate reserves for the proper payment of all taxes (whether or not shown on any tax return) and other governmental charges upon it or its properties, assets, licenses or sales (excluding income taxes based on Sellers' net income). All monies required to be withheld by Sellers from employees of the Stores for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Sellers. Any and all Internal Revenue Service adjustments to Sellers' taxes have been reported to all applicable states and all state taxes relating to such adjustments have been paid.

         (e) Title to Property and Assets.  Sellers have good title to all the
             ----------------------------
Assets, subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sale or other title retention agreement other than
Permitted Liens (as hereinafter referred).   "Permitted Liens" means:

            (i) liens for taxes, assessments, or similar charges, incurred in the ordinary course of business that are not yet due and payable;

            (ii) liens of mechanics, materialmen, warehousemen, carriers, or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable; and

            (iii)  Leases.

         (f) Leases and Licenses.  A list of all leases of real or personal
             -------------------
property and all license agreements (except for the lease agreements described in Exhibit A) to which Sellers are a party, and related to the Assets, are set forth in Exhibit C. All such leases and licenses are in good standing, valid and effective in accordance with their respective terms, and there are no existing events of default or events which with notice or lapse of time or both would constitute events of default. Sellers have received no notice of any claimed existing default with respect to any leases and licenses. There are presently no negotiations pending between Sellers and the Landlords of such leases for the modification of any such lease except as contemplated herein. Sellers have no commitments or understandings, oral or written, relating to such leases or licenses, except as contained in the particular leases or licenses, listed on Exhibit C. Sellers have provided Buyer with a copy of all leases and amendments thereto.

         (g) Condition of Property.  The Assets will be, at Closing, in good
             ---------------------
operating condition and repair, subject to normal wear and maintenance, and in conformity in all material respects with all applicable ordinances and regulations, and environmental, building, zoning or other laws.

         (h) Insurance.  All the insurable Assets are insured for Sellers'
             ---------
benefit, in amounts deemed adequate by Sellers' management, against all risks usually insured against by persons operating similar properties in the localities where such properties are located, under valid and enforceable policies issued by insurers of recognized responsibility.

         (i) Trademarks.  Sellers own or possess the right to use all
             -----------
trademarks, service marks and trade names (all of which are set forth in Exhibit
D) necessary for the conduct of Sellers' business at the Stores as now conducted and as proposed to be conducted prior to the Closing Date, without any known conflict with the rights of others, and Sellers have not received notice of any claimed conflict with respect to any of the foregoing.

         (j) Litigation, etc.  There is no suit, action or litigation, or
             ----------------
administrative, arbitration or other proceeding or, any governmental investigation or any change known to Sellers in the environmental, zoning or building laws, regulations or ordinances affecting the Assets or business operations at the Stores, pending or threatened, that might, severally or in the aggregate, reasonably be expected to materially adversely affect the financial condition, business, property or assets of the Stores. Sellers have complied in all material respects with and are not in default in any material respect under or in violation of any laws, ordinances, requirements, regulations or orders applicable to their business and Sellers have not received notice of any claimed default or violation with respect to any of the foregoing.

         (k) Compliance with Other Instruments, etc.  Neither the execution nor
             ---------------------------------------
the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under any agreements of Sellers (other than Leases where the consent of Landlords is necessary), or any agreement, mortgage, indenture, license, permit or other instrument, judgment, decree, order, law or regulation by which Sellers are bound.

         (l) Environmental Compliance.  Sellers are not in violation in any
             ------------------------
material respect of any United States federal, state or local law, ordinance or regulation relating to the environmental conditions ("Environmental Law") on, under or about any real property owned or leased by Sellers in the operation of the Stores including, but not limited to, soil and groundwater conditions. Sellers have not used, generated, manufactured, produced, stored, treated or disposed of, whether temporarily or permanently, on, under or about any real property leased by Sellers in the operation of the Stores or transported to or from any real property owned or leased by Sellers in the operation of the Stores any Hazardous Substance (as defined below) in violation of any Environmental law, except for hair care products customarily used in the business conducted at the Stores. There is no proceeding or investigation by any governmental entity with respect to the presence of such Hazardous Substance on any real property leased by Sellers in the operation of the Stores or the migration thereof from or to other property. Sellers have not been required or ordered by any governmental entity to treat, clean-up or otherwise dispose, remove or neutralize any Hazardous Substance from or on any real property leased by Sellers. For purposes of this Agreement, "Hazardous Substances" shall mean substances defined or listed as "hazardous wastes" or "toxic substances", or any variation thereof, in or determined at any time to be such pursuant to applicable laws, and regulations adopted and publications set forth in or promulgated pursuant to such laws, including, without limitation: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.; Hazardous Materials Transportation
                                 -------
Act, 49 U.S.C. Section 1801 et seq.; and (ii) pesticides, fungicides, solvents,
                            -------
herbicides, flammable explosives, asbestos, polychlorinated biphenyls, radioactive materials; and petroleum, and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

         (m) Defaults, etc.   To Sellers' knowledge, there is no actual or
             --------------
claimed default or state of facts that with notice or lapse of time or both would constitute a default on the part of Sellers in the performance or payment of any obligation to be performed or paid by Sellers under any contracts, plans or other instruments or arrangements relating to the operation of the Stores referred to in or to be submitted as provided herein, and Sellers have not received or given notice of any actual or claimed default or state of facts that with notice or lapse of time or both would constitute a default on the part of Sellers in the performance or payment of any obligation to be performed or paid by Sellers under any contracts, plans or other instruments or arrangements referred to or submitted as provided herein. Other than Sellers' 401(k) plan, there are no benefit plans of Sellers covering employees at the Stores subject to the Employee Retirement Income Security Act ("ERISA").

         (n) Books of Account and Records.  Sellers' books of account relating
             ----------------------------
to the Stores fairly reflect all of the Sellers' items of income and expense, assets, liabilities and accruals, and are prepared, maintained and compiled on a basis consistent with prior years.

         (o) Suppliers. Sellers' relationships with suppliers to the Stores are
             ---------
continuing and satisfactory. Sellers have no knowledge of any plans of any supplier to discontinue providing products to the Stores.

         (p) Inventories.  All inventory of Sellers held for sale at the Stores
             -----------
to customers is of merchantable quality and saleable in the ordinary course of business. The merchandise inventory of Sellers is valued at Sellers' [customary] cost on a first-in, first-out basis.

         (q) Labor Controversies; Collective Bargaining Agreements.  There are
             -----------------------------------------------------
no controversies pending or threatened between Sellers and (i) any union, or
(ii) Sellers' employees at the Stores. Sellers' operations at the Stores are not currently subject to (i) any threats of strikes or work stoppages, or (ii) any organizational efforts or demands for collective bargaining or any union organization. Sellers are in substantial compliance with applicable labor laws. Sellers are not a party to any collective bargaining agreement with any labor union or other representative of any of their employees.

         (r) Brokers.  No broker or finder has been employed by Sellers in
             -------
connection with this transaction.

         (s) Not All Assets.  The Assets do not constitute substantially all the
             --------------
Assets of CutCo.

     5.  Representations and Warranties of Buyer.  Buyer represents and warrants
         ---------------------------------------
to Sellers as follows:

         (a) Organization; Good Standing.  Buyer is a corporation duly
             ---------------------------
organized, validly existing and in good standing under the laws of the State of Minnesota with all requisite power and authority to perform its obligations hereunder.

         (b) Compliance with Other Instruments, etc.  Neither the execution nor
             ---------------------------------------
the delivery of this Agreement nor the consummation of the transaction contemplated hereby will conflict with or result in any violation of or constitute a default under any agreements of Buyer, or any agreement, mortgage, indenture, license, permit or other instrument, judgment, decree, order, law or regulation by which Buyer is bound.

         (c) Brokers.  No broker or finder has been employed by Buyer in
             -------
connection with this transaction.

         (d) Authorization.  The execution, delivery and performance of this
             -------------
Agreement by Buyer has been duly authorized by the Board of Directors of Buyer and the Agreement constitutes the legal, valid and binding obligation of Buyer.

     6.  Covenants of Sellers.  Sellers agree that prior to the Closing:
         --------------------
         (a) Cooperation.  Sellers will use their commercially reasonable best
             -----------
efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, will use commercially reasonable efforts to obtain all consents and authorizations of third parties and to make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the transactions contemplated hereby. Sellers will use their commercially reasonable best efforts to preserve Sellers' business organizations at the Stores intact and to keep available the services of their employees and representatives at the Stores and will preserve the goodwill of their employees, customers, suppliers and others having business relations with the Stores.

         (b) Landlords' Consents.  Sellers  will use commercially reasonable
             --------------------
efforts to obtain the written consents from the Landlords to assignments of the Leases with no increase in rent, but with such modifications as Buyer, in its sole, but commercially reasonable, discretion, may deem necessary and reasonable, including but not limited to the right to use the trade name "StyleAmerica", "Supercuts" or "Regis Salon", as the case may be, and the modification of any radius restriction clauses so that the scope is reasonable and the restrictions are limited to the existing trade name only.

         (c) Transactions Out of Ordinary Course of Business.  Sellers will not,
             -----------------------------------------------
except with the prior written consent of Buyer, enter into any transaction out of the ordinary course of business relating to operations at the Stores, including, but not limited to, the execution of any new lease or the modification of any existing lease.

         (d) Maintenance of Properties, etc.  Sellers will maintain the Assets
             -------------------------------
in good repair, order and condition, reasonable wear and use, damage by fire or other casualty excepted, and will maintain insurance upon the Assets with respect to the conduct of their business at the Stores, in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

         (e) Maintenance of Books and Records.  Sellers will maintain their
             --------------------------------
books, accounts and records relating to the Stores in the usual manner on a basis consistent with prior years. Sellers will duly comply in all material respect with all laws and decrees applicable to them and to the conduct of their business at the Stores.

         (f) Debts.  All debts and trade payables of Sellers relating to
             -----
operations at the Stores will be paid as they become due in the normal course of business.

         (g) Agreements Delivered, etc.  Prior to the Closing Date, Sellers will
             --------------------------
furnish to Buyer complete and accurate lists of the following: (i) all agreements or arrangements of Sellers relating to operations at the Stores that are to be performed in whole or in part on or after the date hereof, other than leases or licenses listed in Exhibit C; (ii) all bonus, incentive, death benefit or other fringe benefit plans, deferred compensation and post-termination obligations, trust agreements of Sellers relating to operations at the Stores in effect or under which any amounts remain unpaid on the date hereof or are to become effective after the date hereof; and (iii) all employment and consulting contracts relating to operations at the Stores not terminable at will without penalty to which Sellers are a party.

     7.  Covenants of Buyer.   Buyer will faithfully perform on a timely basis
         ------------------
all of its obligations required herein. Buyer will use its commercially reasonable best efforts to assist Sellers in obtaining all consents and authorizations of third parties necessary for consummation of the transactions contemplated by this Agreement including, without limitation, consents of Landlords to assignment of the Leases to Buyer (with a release of Sellers from liability subsequent to assignment). Buyer shall provide to Sellers for forwarding to Landlords all information regarding Buyer and its financial condition as Sellers may reasonably request.

     8.   Indemnification.
          ---------------

     8.1  Indemnification by Sellers.
          --------------------------
         (a) Except as otherwise provided in Section 8.1(b), each of the Sellers, jointly and severally, agrees to indemnify, defend and hold the Buyer harmless from and against all demands, suits, claims, actions or causes of action, assessments, losses, damages, liabilities, liens, settlements, penalties, interest and forfeitures, and reasonable costs and expenses incident thereto (including reasonable attorneys' fees) (collectively, the "Indemnity Losses"), asserted against or suffered or incurred, directly or indirectly, by the Buyer and resulting from:

              (i) the breach or violation of any representation, warranty or covenant made by the Sellers herein, or in any certificate furnished by the Sellers pursuant to this Agreement; or

              (ii) any other claim or liability, known or unknown, arising out of, or by virtue of, or based upon the operation of the Stores or Sellers' ownership of the Assets prior to the Closing Date.

         (b) Notwithstanding the provisions of Section 8.1(a) and except as set forth below, Sellers shall not be liable under this Section 8.1 unless and until the aggregate Indemnity Losses of the Buyer exceeds $10,000, at which time the Sellers shall be liable for all Indemnity Losses of the Buyer (including the first $10,000).

     8.2  Indemnification by the Buyer.  The Buyer hereby agrees to indemnify,
          ----------------------------
defend and hold the Sellers harmless from and against any Indemnity Losses asserted against or suffered or incurred, directly or indirectly, by the Sellers and resulting from:

         (a) the breach or violation of any representation, warranty or covenant made by the Buyer herein or in any certificate furnished by the Buyer pursuant to this Agreement; or

         (b)  the Assumed Obligations; or

         (c) any other claim or liability, known or unknown, arising out of, or by virtue of, or based upon the operation of the Stores or ownership of the Assets after the Closing Date; or

         (d) Notwithstanding the provisions of Section 8.2(a) or 8.2(c) and except as set forth below, Buyer shall not be liable under this Section 8.2 unless and until the aggregate Indemnity Losses of the Sellers exceeds $10,000, at which time the Buyer shall be liable for all Indemnity Losses of the Sellers (including the first $10,000).

     8.3  Procedure.  Any Indemnified Party shall within thirty (30) days after
          ---------
the service of process in a lawsuit or promptly after it receives notice from any third party that such party intends to assert a claim that could result in indemnification hereunder, give the party from whom indemnification is sought (the "Indemnifying Party") written notice of such claim and provide the Indemnifying Party with a copy of such process or claim; provided that any failure to timely give such notice shall not relieve the Indemnifying Party of any of its obligations under Section 8.1 or 8.2 (as applicable) except to the extent that such failure prejudices or impairs in a material respect any of the rights or obligations of the Indemnifying Party. The Indemnifying Party shall have the right to assume the defense of any such claim or lawsuit asserted against the Indemnified Party by a third party, with counsel reasonably satisfactory to the Indemnified Party, and in such event, Indemnifying Party will not be liable to the Indemnified Party for any further legal expenses incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party may, however, participate actively, at its sole expense, in any such lawsuit. If the Indemnifying Party so assumes the defense of any such claim or lawsuit, all costs of the defense thereof shall thereafter be borne by such Indemnifying Party and it shall have the authority to compromise and settle such claim or lawsuit or to appeal (or cause the Indemnified Party to appeal) any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, that if any such compromise or settlement would divest the Indemnified Party of any Assets transferred pursuant to this Agreement or if the Indemnified Party may have any unindemnified liability arising out of such claim or lawsuit, such party shall have the authority to compromise or settle such claim or lawsuit only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right to approve any out-of-court settlement (which approval shall not be unreasonably withheld) of any claim or lawsuit for which it does not assume the defense, if the Indemnifying Party is to be liable to the Indemnified Party hereunder for indemnification with respect thereto. The Indemnified Party and the Indemnifying Party will cooperate fully with each other with respect to discovery, inquiries or investigations, including the furnishing of required employee witnesses, in connection with any claim or lawsuit for which indemnity is sought hereunder.

     The parties agree that if Buyer is the Indemnified Party, the Escrow Fund will be continued with respect to the amount of any properly asserted claim which has been initially asserted within nine (9) months after the Closing Date until such time as the claim is resolved.

     9.  Employees.
         ---------

         (a) Effective on the Closing Date, for all Sellers' employees who are offered employment by Buyer, such employees shall be offered the opportunity to elect to become active participants in Buyer's group medial plan as of the Closing; provided, however, nothing herein shall preclude amendment or termination of any such group medical plan or any other plan without notice to such employees except as may be required by applicable law.

         (b) Sellers shall terminate the employment of all employees employed at the Stores effective as of the Closing, all such employees shall be deemed to be fully vested in their Sellers' benefits (including, without limitation, accrued vacation) and the Sellers shall promptly discharge, or cause to be promptly discharged, all amounts owing to any employees thereunder. The Sellers shall retain and shall assume, bear and discharge all liabilities for claims incurred prior to the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) that then covered employees (and their dependents) (the "Sellers' Welfare Plans"), and the Sellers shall continue to retain and assume, bear and discharge all liabilities incurred after the Closing Date with respect to any health expenses incurred for continuation coverage under Section 4980B of the

Internal Revenue Code of 1986, as amended (the "Code") or Part 6 of Title I of ERISA with respect to "qualifying events" (within the meaning of Section 4980B(f)(3) of the Code or Section 603 of ERISA) occurring on or before the Closing with respect to the employees (or their dependents), if any. After the Closing, Sellers shall cause appropriate notifications regarding availability of such continuation coverage to be issued to the employees and any "qualified beneficiary" (within the meaning of Section 4980B(g)(1) of the Code or Section 607 of ERISA) with respect to such qualifying events and shall cause those individuals who elect continuation coverage to be covered under the Sellers' group health plan for the period of continuation coverage.

         (c) After the Closing, the Buyer shall be responsible and liable for payments of any health care expenses for continuation coverage as required by law (i) that are incurred by employees who are hired by Buyer, and subsequently terminate employment with or retire from the Buyer after the Closing, and (ii) that are covered and payable under any group health plan of the Buyer in which the hired employees participate. The Buyer shall bear and discharge all liabilities for claims incurred on and after the Closing under its welfare benefit plans (as that term is defined in Section 3(1) of ERISA) covering the hired employees (and their dependents and beneficiaries) (the "Buyer Welfare Plans"). The Sellers also shall provide all information reasonably requested by the Buyer which is available to the Sellers concerning the claim histories of employees under the Sellers' Welfare Plans for purposes of the Buyer considering such prior claim histories in the administration of the deductible and required maximum benefit provisions under the Buyer's Welfare Plans.

     10.  Non-Competition Agreement.  At the Closing, Sellers and Sellers'
          -------------------------
executive officers will enter into a Non-Competition Agreement in the form set forth in Exhibit E attached hereto.

     11.  Conditions Precedent to the Obligations of Sellers.  All obligations
          --------------------------------------------------
of Sellers under this Agreement are subject to the fulfillment, at the option of Sellers, at or prior to the Closing Date, of the following condition: The representations and warranties of Buyer herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date, except as affected by the transaction contemplated hereby.

     12.  Conditions Precedent to the Obligations of Buyer.  All obligations of
          ------------------------------------------------
Buyer under this Agreement are subject to the fulfillment, at the option of Buyer, at or prior to the Closing Date, of the following conditions:

         (a) The representations and warranties of Sellers herein contained shall be true on and as of the Closing Date with the same force and effect as though made on and as of said date, except (i) to the extent such representations and warranties expressly relate to a prior date, and (ii) as affected by the transactions contemplated hereby.

         (b) Sellers shall have performed all of their obligations and agreements and complied with all of their covenants contained in this Agreement to be performed and complied with by Sellers prior to the Closing Date.

     13.  Survival of Representations.  All statements by or on behalf of
          ---------------------------
Sellers contained in this Agreement or any certificates or other instrument delivered by or on behalf of Sellers in connection with the transaction contemplated hereby shall survive the Closing for a period of two (2) years. The respective covenants and agreements of Sellers and Buyer shall survive the Closing.

     14.  Termination.  In addition to the termination provisions set forth in
          -----------
Section 2, the parties may terminate this Agreement by mutual agreement and either party, subsequent to the passage of sixty (60) days from the date of this Agreement, may terminate this Agreement on ten (10) days' advance notice to the other party if, in the reasonable judgment of the notifying party, it appears that the conditions set forth in Section 6(b) will not be met within 90 days after the execution of this Agreement.

     15.  Press Release.  Promptly following the Closing, the parties shall
          -------------
issue a mutually agreeable joint press release announcing the Closing. On the day prior to the Closing, Sellers may advise the employees of the Stores of this transaction contemplated by this Agreement in connection with this transaction.

     16.  Bulk Sales Laws Waiver.  To the extent the bulk sales laws of any
          ----------------------
jurisdiction are applicable to the transactions contemplated hereby, the parties waive compliance with such laws.

     17.  Entire Agreement.  This Agreement supersedes all previous agreements
          ----------------
among the parties and contains the entire understanding and agreement among them with respect to its subject matter. This Agreement cannot be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by all parties.

     18.  Waivers and Notices.  Any failure by any party to this Agreement to
          -------------------
comply with any of its obligations, agreements or covenants hereunder may be waived by Sellers in the case of a default by Buyer and by Buyer in the case of a default by Sellers. The failure of any party to insist in any instance upon performance of any term or condition of this Agreement shall not be construed as a waiver of any future performance. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder of thereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed certified first class mail, postage prepaid:

         (a)  If to Sellers:
              CutCo Industries, Inc.
              P.O. Box 265
              Jericho, New York  11753
              Attention: President

              With a copy to:

              Cooperman Levitt Winikoff Lester & Newman, PC
              800 Third Avenue
              New York, NY  10022
              Attention:  Ira I. Roxland, Esq.



                 [Remainder of page intentionally left blank.]

         (b)  If to Buyer:

              Regis Corporation
              7201 Metro Boulevard
              Minneapolis, MN  55439
              Attention:  President

              With a copy to:

              Regis Corporation
              7201 Metro Boulevard
              Minneapolis, MN  55439
              Attention:  Eric A. Bakken

or to such other person or persons at such address or addresses as may be designated by written notice to the other parties hereunder.

     19.  Benefits.  All the terms of this Agreement shall be binding upon and
          --------
inure to the benefit of and be enforceable by the parties hereto and their successors and assigns.

     20.  Arbitration.  All disputes between the parties relating to this
          -----------
Agreement or the transaction contemplated thereby or negotiations leading up to execution of this Agreement shall be resolved by arbitration in Chicago, Illinois, pursuant to the rules of the American Arbitration Association then in effect. The arbitrators shall have the power to award costs, including reasonable attorneys' fees, as they deem appropriate. This Agreement shall be construed in accordance with the laws of the State of Illinois.

     21.  Expenses.  Whether or not the transactions contemplated hereby are
          --------
consummated, each of the parties hereto shall pay its or his own expenses incurred in connection with the authorization, preparation, execution or performance of this Agreement and all transactions contemplated hereby, including without limitation, all fees and expenses of agents, representatives, legal counsel and accountants. Sellers and Buyer shall each pay fifty percent (50%) of all stamp, documentary, transfer or similar taxes which may be payable as a result of the sale.

     22.  Facsimile Signatures; Counterparts.   The delivery of an executed copy
          ----------------------------------
of this Agreement or of any amendment hereto, made by facsimile transmission by any party to the other party hereto shall constitute effective delivery of such document by such transmitting party to such receiving party, and any executed facsimile copy so delivered shall be deemed equivalent to an executed original. This Agreement and any amendments thereto may be signed in two or more counterparts, and all counterpart signatures, taken together, shall constitute one executed original. As between Buyer and Sellers, if only one copy of a Landlord's consent to an assignment of Lease is obtained, Buyer shall retain the manually signed copy (with a photocopy being provided to Sellers). Buyer agrees, on request of Sellers, to furnish the manually signed copy to Sellers when needed by Sellers.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                           REGIS CORPORATION


                           By: /s/ Paul D. Finkelstein
                              _______________________________________
                              Paul D. Finkelstein, President


                           CUTCO INDUSTRIES, INC.


                           By: /s/ Marvin W. Marcus
                              ---------------------------------------
                              Marvin W. Marcus, Chairman of the Board


                           And by: /s/ Don VonLiebermann
                                  -----------------------------------
                                  Don VonLiebermann, President



                                     -22-